SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2005

OPINION RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14927	22-3118960
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 College Road East, Suite 4100, Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 452-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 2, 2004, several persons who purported to be stockholders of Opinion Research Corporation (“ORC”) filed a derivative complaint against ORC and its directors in the Chancery Court of the State of Delaware challenging the decision to repurchase certain interests in ORC held by LLR Equity Partners, L.P. (“LLR”). The plaintiffs alleged, among other things, that the purchase price ORC intended to pay for certain of the interests held by LLR would constitute a waste of corporate assets. The complaint further alleged that, in approving a public offering of common stock and the repurchase of the interests held by LLR, the directors did not act on ORC’s behalf or on behalf of its stockholders but, rather, breached their fiduciary duties of good faith and loyalty to ORC and its stockholders. Finally, the complaint stated that Janney Montgomery Scott LLC, ORC’s independent valuation firm, materially overvalued the LLR interests in its opinion to ORC’s board of directors that ORC’s repurchase of the LLR interests was fair, from a financial point of view, to the stockholders of ORC other than LLR. The complaint, however, did not assert any legal claims against Janney.

Thereafter, ORC and LLR modified the terms on which the repurchase would be completed, ORC issued senior subordinated notes to finance the repurchase and, in July of 2005, ORC repurchased from LLR the following rights and securities for an aggregate price of $20 million:

•	1,176,458 shares of ORC’s common stock;

•	10 shares of ORC’s Series B Preferred Stock, par value $.01 per share, representing all of the authorized, issued and outstanding shares of the Series B Preferred Stock;

•	warrants to purchase 740,500 shares of ORC common stock at an exercise price of $12.00 per share;

•	anti-dilution warrants to purchase shares of ORC common stock at an exercise price of $0.01 per share;

•	rights to exchange up to 1,176,458 shares of ORC common stock held by LLR for shares of ORC’s Series C Preferred Stock, par value $0.01 per share, on a two-for-one basis; and

•	certain other rights held by LLR pursuant to its agreements with ORC dated September 1, 2000.

The plaintiffs then amended their complaint to challenge the repurchase as completed and again alleged that ORC paid too much for the LLR interests, that the directors breached their duties of good faith and loyalty in approving the repurchase on the modified terms and that Janney overvalued the LLR interests when it opined that the repurchase of the LLR interests was fair, from a financial point of view, to the stockholders of ORC other than LLR.

The defendants moved to dismiss plaintiffs’ amended complaint arguing, among other things, that it failed to state a claim for relief. At the conclusion of oral argument on May 1, 2006, the Court granted in part and denied in part defendants’ motion to dismiss. Copies of the plaintiffs’ amended complaint, the transcript of the oral argument on the motion to dismiss and the order subsequently entered by the Court are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively, and are incorporated herein by reference. The foregoing description of the plaintiffs’ amended complaint, the transcript of the oral argument on the motion to dismiss and the order entered by the Court does not purport to be complete and is qualified in its entirety by each of the Exhibits.

Although the Court did not dismiss plaintiffs’ amended complaint in full, the board of directors believes plaintiffs’ allegations lack merit and intends to vigorously defend the actions challenged in the amended complaint. Because the lawsuit is a derivative action, if successful it could result in the defendants owing damages to ORC.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Second Amended and Supplemental Complaint filed September 28, 2005 in the Court of Chancery of the State of Delaware in and for New Castle County

99.2	Transcript of Oral Argument on Defendants’ Motion to Dismiss and Rulings of the Court held on May 1, 2006 in the Court of Chancery of the State of Delaware in and for New Castle County

99.3	Order on Defendants’ Motion to Dismiss in the Court of Chancery of the State of Delaware in and for New Castle County

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPINION RESEARCH CORPORATION

Date: October 6, 2006	By:	/s/ Douglas L. Cox
	Name:	Douglas L. Cox
	Title:	Executive Vice President and Chief Financial Officer